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                                  EXHIBIT 3.1


                            CERTIFICATE OF OWNERSHIP
                                     MERGING
                                LAM RESEARCH INC.
                                      INTO
                            LAM RESEARCH CORPORATION
      (Pursuant to Section 253 of the General Corporation Law of Delaware)

     Lam Research Corporation, a corporation incorporated in Delaware on the 8th day of September, 1989 (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware;

     DOES HEREBY CERTIFY that this corporation owns 100% of the capital stock of Lam Research Inc., a corporation incorporated on the 30th day of June, 1993, pursuant to the provisions of the General Laws of the Commonwealth of Massachusetts and that this corporation, by a resolutions of its Board of Directors duly adopted by unanimous written consent on the 9th day of November, 1994, determined to and did merge into itself said Lam Research Inc., which resolutions are in the following words to wit:

     WHEREAS the Corporation lawfully owns 100% of the outstanding stock of Lam Research Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts, and

     WHEREAS the Corporation desires to merge into itself said Lam Research Inc., and to possessed of all the estate, property, rights, privileges and franchises of said corporation,

     NOW, THEREFORE, BE IT RESOLVED: That the Corporation merge into itself said Lam Research Inc. and assume all of its liabilities and obligations, such merger to be effective as of December 31, 1994.

     RESOLVED FURTHER: That the chief executive officer and the secretary or assistant secretary of the Corporation be and they hereby are directed to make and execute, under the corporate seal of the Corporation, a certificate of ownership setting forth a copy of the resolution to merge said Lam Research Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

     RESOLVED FURTHER: That the officers of the Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.


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     IN WITNESS WHEREOF, said Lam Research Corporation has caused its corporate seal to be affixed and this certificate to be signed by Roger D. Emerick, its Chief Executive Officer and attested by Henk J. Evenhuis, its Secretary, this __ day of December, 1994.



                                      By:
                                             ------------------------------
                                             Chief Executive Officer



                                      Attest:
                                             ------------------------------
                                             Secretary